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                                                                     EXHIBIT 4.1

                                    AMENDMENT

         This Amendment, dated April 28, 2003, is entered into between Laurus Master Fund, Ltd. ("Laurus") and JMAR Technologies, Inc. ("JMAR").

                                    RECITALS

         WHEREAS, Laurus and JMAR are parties to certain agreements related to the following financing transactions: (1) the sale and issuance on March 14, 2003 of $1 million of Series A Convertible Preferred Stock ("Series A Preferred Stock") and $1 million of Series B Preferred Stock, ("Series B Preferred Stock") and (2) the issuance of a Convertible Note, dated March 21, 2003, executed by JMAR in favor of Laurus, evidencing a revolving line of credit for up to $3,000,000 ("Convertible Note").

         WHEREAS, the number of shares of Common Stock issuable to Laurus under the Series A Preferred Stock, Series B Preferred Stock and Convertible Note and related securities shall not exceed a total of 4,769,535 shares (the "Maximum Common Stock Issuance") unless the issuance of shares in excess of the Maximum Common Stock Issuance has first been approved by JMAR's shareholders; and

         WHEREAS, the provision limiting issuance of Common Stock to Laurus is applicable for "so long as the Corporation is subject to the rules of the Nasdaq Stock Market;" and

         WHEREAS, the Nasdaq rules requiring shareholder approval of issuance of 20% or more of the outstanding shares allow for the imposition of certain "caps" that limit issuances in excess of 20% under certain conditions; and

         WHEREAS, it is necessary to amend the provisions of the Series A Preferred Stock, Series B Preferred Stock and Convertible Note to conform their provisions to Nasdaq Rules;

         NOW THEREFORE, the parties agree as follows:

1. a) Section 5(i) of the Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of Series A 8% Convertible Preferred Stock (the "Series A Certificate") is hereby amended to delete the phrase "For so long as the Corporation is subject to the rules of the Nasdaq Stock Market,".

     b) The parties acknowledge and agree that the provisions of Section 5(i) of the Series A Certificate apply irrespective of whether JMAR is subject to the rules of Nasdaq.

2. a) Section 5(i) of the Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of Series B 3% Convertible

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     Preferred Stock (the "Series B Certificate") is hereby amended to delete the phrase "For so long as the Corporation is subject to the rules of the Nasdaq Stock Market,".

     b) The parties acknowledge and agree that the provisions of Section 5(i) of the Series B Certificate apply irrespective of whether JMAR is subject to the rules of Nasdaq.

3. a) Section 3.4 of the Convertible Note is hereby amended to delete the phrase "For so long as the Borrower is subject to the rules for the Nasdaq Stock Market,".

     b) The parties acknowledge and agree that the provisions of Section 3.4 of the Convertible Note apply irrespective of whether JMAR is subject to the rules of Nasdaq.

4. Promptly following the execution of this Amendment, JMAR will file with the Delaware Secretary of State such certificates of amendment and all certificates, instruments and other documents as may be necessary and appropriate to amend the Series A Certificate and Series B Certificate as set forth herein.

5. All other provisions of the Series A Certificate, Series B Certificate and the Convertible Note shall remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                             LAURUS MASTER FUND, LTD.
                                             By: Laurus Capital Management, LLC

                                             By: /s/ DAVID GRIN
                                                 David Grin

                                             JMAR TECHNOLOGIES, INC.

                                             By: /s/ JOSEPH G. MARTINEZ
                                                 Joseph G. Martinez, Senior
                                                 Vice President